EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1999 Stock Incentive Plan, as amended and restated through February 1, 2002, 1999 Employee Stock Purchase Plan as amended and restated through February 1, 2002, and 2000 International Employee Stock Purchase Plan as amended and restated through February 1, 2002 of Portal Software, Inc. of our report dated February 24, 2004, with respect to the consolidated financial statements and schedule of Portal Software, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2004, filed with the Securities and Exchange Commission on April 14, 2004.

/s/ ERNST & YOUNG LLP

San Jose, California

April 9, 2004